American Funds Tax-Exempt Fund of New York
July 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$3,489
Class B	$1
Class C	$207
Class F-1	$43
Class F-2	$663
Total	$4,403
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2711
Class B	$0.2396
Class C	$0.1854
Class F-1	$0.2788
Class F-2	$0.2866
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	14,524
Class B	2
Class C	1,258
Class F-1	193
Class F-2	2,817
Total	18,794
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$11.12
Class B	$11.12
Class C	$11.12
Class F-1	$11.12
Class F-2	$11.12